                                                                    EXHIBIT 99.3

[LOGO OF ICU MEDICAL, INC.]

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------



                          ICU MEDICAL, INC. ANNOUNCES
               CONCLUSION OF CONTRACT WITH B. BRAUN MEDICAL INC.


          JUNE 11, 1998, SAN CLEMENTE, CALIFORNIA --   ICU Medical, Inc. (ICUI -
          ---------------------------------------
- NASDAQ/NMS) today announced the signing of the definitive Manufacture and Supply Agreement for ICU Medical's CLAVE(R) products with B.Braun Medical Inc., doing business as B.Braun/McGaw. The letter of intent had been signed in January. Frank O'Brien, ICU Medical's Chief Financial officer commented: "It has taken a while to get the words on paper, but in the meantime, we have been, in effect, working under the new agreement and have had significant growth in our sales with B.Braun/McGaw. The ICU Medical-McGaw relationship was strong before B.Braun bought McGaw last year, and it looks like we will be able to expand that relationship with the B.Braun organization. Both companies are actively exploring additional business opportunities to pursue with each other."

          George Burke, President of the Medical Division of B.Braun/McGaw, commented that "with the execution of this Agreement, B.Braun/McGaw will have the most extensive line of needle-free products of any medical company in the United States. ICU's needle-free technology is an excellent compliment to our portfolio of needle-free products."

     The agreement extends the Manufacture and Supply Agreement for ICU Medical's CLAVE products from June 2000 to December 2002, has extension provisions beyond then, and generally reduces prices in response to market conditions and in anticipation of increased sales volume.



CONTACT:   Francis J. O'Brien
           Chief Financial Officer
           ICU Medical, Inc.
           (949) 366-2183